Exhibit (a)(2)

LETTER OF TRANSMITTAL

ASAT HOLDINGS LIMITED

FORM OF LETTER OF TRANSMITTAL

IF YOU WISH TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM, PLEASE COMPLETE THIS FORM, SIGN IT, AND FAX IT TO (852) 2407-1868 OR EMAIL IT TO jeff_dumas@asathk.com, AS SOON AS POSSIBLE, BUT IN ANY EVENT, BEFORE 11:59 P.M., EASTERN STANDARD TIME, ON FEBRUARY 24, 2003, FOLLOWED BY MAILING THE ORIGINAL TO:

JEFF DUMAS
SENIOR VICE PRESIDENT AND GENERAL COUNSEL
ASAT HOLDINGS LIMITED
14TH FLOOR, 138 TEXACO ROAD
TSUEN WAN, NEW TERRITORIES, HONG KONG

I, (full name)                                     , am an employee of ASAT Holdings Limited (“ASAT”) or a subsidiary of ASAT, as applicable, (each a “Company”). I have received and read the Offer to Exchange (the “Offer”). I understand that I may cancel all the options granted to me under the ASAT Holdings Limited Stock Option Plan 2000 (the “Plan”). I also understand that if I choose to participate in the New Grant Program (as defined in the Offer), I must cancel all options granted to me under the Plan. In return, I will be granted a new nonqualified option on the Replacement Grant Date that is no earlier than six months and one day following the date ASAT cancels the options accepted for exchange

I understand that

(i)
the number of ordinary shares subject to my new option will be equal to the number of ordinary shares subject to the options I elected to cancel, subject to adjustments for any stock splits, stock dividends and similar events, as determined by the Company in its sole discretion;

(ii)	the exercise price of the new option will be based on the closing sale price of ASAT’s ADSs on the date before the Replacement Grant Date as reported by NASDAQ;

(iii)
the new options will have the same vesting schedule as the canceled options. Accordingly, the new options will be vested on the Replacement Grant Date to the extent the canceled options would have been vested on that date and the remaining new options will become vested in accordance with the vesting schedule (based on the same vesting dates and percentages) applicable to the canceled options following the Replacement Grant Date;

(iv)	the new option will have a new ten year term starting on the Replacement Grant Date;

(v)
The board of directors may change the terms of the new options to be issued on the Replacement Grant Date on the same basis that they could have changed the terms of the old options pursuant to the Plan as if the old options had not been canceled; and

(vi)	I will not be eligible to receive any other stock options until the Replacement Grant Date.

I further understand that my employment with the Company is on an “at-will” basis and that nothing in the Offer modifies or changes that, and that if my employment with the Company is terminated by me or the Company voluntarily, involuntarily, or for any reason or no reason, before my new option is granted, I will not have a right to any stock options that were previously canceled, and I will not have a right to the grant that I would have been eligible to receive on the Replacement Grant Date.

I recognize that, under certain circumstances stated in the Offer, ASAT may delay, amend or terminate the New Grant Program and postpone its acceptance and cancellations of any options elected for exchange.

I have reviewed the attached list of my options and agree to be bound by all the terms and conditions of the New Grant Program provided in the Offer and this letter of transmittal. I hereby elect to cancel and give up my entire ownership interest in the options under the Plan. I understand they will become null and void on the date ASAT accepts my options for exchange. I acknowledge that this election is entirely voluntary.

I ALSO ACKNOWLEDGE THAT I WILL BE UNABLE TO REVOKE THIS LETTER OF TRANSMITTAL AFTER 11:59 P.M., EASTERN STANDARD TIME, ON FEBRUARY 24, 2003.

Date:

Signature of Optionee:

Name of Optionee:

Signature of Spouse of Optionee (U.S. employees only):

Name of Spouse of Optionee (if applicable):

Employee Number of Optionee:

Country Where Employed:

Social Security Number (U.S. employees only):

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